Exhibit 16

May 18, 2017

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

We have read Item 4.01 of Luckycom Pharmaceuticals Inc. Form 8-K. We agree with the statements made in response to that Item insofar as they relate to our Firm. We have no basis to agree or disagree with other statements of the Company made under Item 4.01 therein.

/s/ Malone Bailey LLP